UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 6, 2010
Date of Report (Date of earliest event reported)

IMMERSION CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	000-27969	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

801 Fox Lane, San Jose, CA	95131
(Address of principal executive offices)	(Zip Code)
(408) 467-1900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On May 6, 2010, Immersion Corporation (“Immersion”), announced Shum Mukherjee will serve as Immersion’s Chief Financial Officer.  Upon Mr. Mukherjee becoming Chief Financial Officer, Henry Hirvela will no longer serve as Interim Chief Financial Officer.

(c)

As described above, Mr. Mukherjee will serve as Chief Financial Officer of Immersion.

From June 2005 until April 2010, Mr. Mukherjee served as Executive Vice President, Finance and Chief Financial Officer of OpenTV Corp., a software company with a focus on digital television and media.  From October 2001 to June 2005, he served as Executive Vice President, Finance and Operations and Chief Financial Officer at Genus, Inc., a semi-conductor equipment company.  From 1998 to 2001, he served in several positions as Vice President, Finance for E*Trade Group, an internet-based financial services company.  From 1983 to 1998, he served in several financial positions including Assistant Corporate Controller and Worldwide Group Controller for Raychem Corporation, a material science-based high-technology public company.  From 1978 to 1983, he served as a Finance Coordinator and Staff Analyst with Ford of Europe, a manufacturer of automobiles.

Mr. Mukherjee, age 59, holds a B.S. in Science from Saint Xavier’s College, Calcutta, India, a M.S. in Mathematics from the Indian Institute of Technology and an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

Mr. Mukherjee has no familial relationship with any director or executive officer of Immersion.

(e)

            Offer Letter with Mr. Mukherjee

            Mr. Mukherjee will receive an annual base salary of $275,000 and will be eligible to receive an annual bonus with a target of 50% of his base salary.  Mr. Mukherjee will be entitled to receive a retention bonus in the amount of $50,000 (the “Retention Bonus”) after the completion of two (2) years of continuous employment with Immersion.  Mr. Mukherjee will also be granted an option to purchase 200,000 shares of common stock, with an exercise price equal to the fair market value of Immersion’s common stock on the date of grant.  This option will vest over four years at the rate of twenty-five percent (25%) on the one year anniversary of the commencement of employment, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining thirty-six (36) months.  The description of the offer letter is qualified in its entirety by the Offer Letter filed as Exhibit 99.01.

Retention and Ownership Change Event Agreement

            Immersion has also entered into a Retention and Ownership Change Event Agreement (the “Retention Agreement”) with Mr. Mukherjee in the form attached to this report as Exhibit 99.02.  The Retention Agreement provides for the payment of severance and health insurance premiums upon the occurrence of certain events.  In the event that his employment is terminated without “Cause,” as defined in the agreement or if he resigns for “Good Reason,” as defined in the agreement, and that Mr. Muhkerjee is not entitled to receive the benefits described in the following paragraph, he would be entitled to receive, 60 days after his termination, as severance, a payment equal to 6 months of his base salary and health insurance premium payments until the earlier of (i) 6 months following his termination date, or (ii) the date on which Mr. Mukherjee first becomes eligible to obtain other group health insurance coverage.  In addition, Mr. Mukherjee will also be entitled to immediate vesting of 50% of his then unvested equity awards held by him.  Further, in the event that a “Change of Control,” as defined in the agreement, occurs three months after Mr. Mukherjee’s termination without Cause or if he resigns for Good Reason, he will be entitled to additionally receive, 60 days after the Change of Control, a lump sum severance payment equal to 6 months base salary and, 6 months after his termination, health insurance premium payments until the earlier of (i) 12 months following his termination date, or (ii) the date on which Mr. Mukherjee first becomes eligible to obtain other group health insurance coverage.

            In the event that, within 1 year following a Change of Control, Mr. Mukherjee’s employment is terminated without Cause or if he resigns for Good Reason, Mr. Mukherjee would be entitled to receive, 60 days after his termination, as severance, a payment equal to 12 months of his base salary and health insurance premium payments until the earlier of (i) 12 months after his termination date, or (ii) the date on which Mr. Mukherjee first becomes eligible to obtain other group health insurance coverage.  Mr. Mukherjee will also be entitled to immediate vesting of 70% of his then unvested equity awards held by him.  In addition, Mr. Mukherjee will be entitled to receive an immediate payment of his Retention Bonus, if at the time of the Change of Control the bonus had not already been paid.  Payment of the foregoing benefits will be conditioned upon Mr. Mukherjee’s execution of a general release of claims.

            The description of the Retention Agreement is qualified in its entirety by the Retention Agreement filed as Exhibit 99.02.

Item 9.01 Financial Statements and Exhibits.

          (d)       Exhibits.

Exhibit No.	Exhibit Title

99.01	Offer Letter dated April 14, 2010 by and between Immersion and Shum Mukherjee.

99.02	Retention and Ownership Change Event Agreement dated April 14, 2010 by and between Immersion and Shum Mukherjee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date:	May 6, 2010	By:	/s/ VICTOR VIEGAS
			Name:	Victor Viegas
			Title:	President and Chief Executive Officer

Exhibit List

Exhibit No.	Exhibit Title

99.01	Offer Letter dated April 14, 2010 by and between Immersion and Shum Mukherjee.

99.02	Retention and Ownership Change Event Agreement dated April 14, 2010 by and between Immersion and Shum Mukherjee.